LightPath Technologies, Inc.
Exhibit 5.1, 23.1
[LETTERHEAD OF BAKER & HOSTETLER LLP]

June 20, 2012

LightPath Technologies, Inc.
2603 Challenger Tech Court, 100
Orlando, Florida 32826

Gentlemen:

We have acted as counsel for LightPath Technologies, Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) 1,943,852 shares of Class A Common Stock of the Company, par value $0.01 per share (the “Shares”) and (ii) 1,457,892 shares of Class A Common Stock of the Company, par value $0.01 per share, underlying the warrants (the “Warrant Shares”) previously issued to the selling stockholders (the “Selling Stockholders”), pursuant to the Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (the “Registration Statement”), and the proposed sale of Shares and Warrant Shares by the Selling Stockholders, in accordance with the Registration Statement.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.  Based on the foregoing, and subject to further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.           The Shares are validly issued, fully paid and non-assessable.

2.           The Warrant Shares, when issued, delivered and sold and paid for upon exercise of the warrants as contemplated therein, will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of the General Corporation Law of the State of Delaware, including the rules and regulations underlying those provisions.

In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); and (b) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus, which constitutes a part of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP
BAKER & HOSTETLER LLP